10-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ANNOUNCES 2Q RESULTS INCREASE 20%;
REAFFIRMS 2010 GUIDANCE

• Second Quarter 2010 Reported EPS of $.55; Adjusted EPS of $.42
• Adjusted EPS increases 20% over prior year
• 2010 Guidance: GAAP EPS of $1.92 to $2.12; Adjusted EPS of $1.75 to $1.95

HOUSTON, August 5, 2010 – Southern Union Company (NYSE: SUG) today reported second quarter net earnings available for common stockholders of $69.4 million ($.55 per share), compared with $31.1 million ($.25 per share) in the prior year.  Adjusted net earnings for the same period were $53.0 million ($.42 per share), compared with $43.8 million ($.35 per share) in the prior year.  The following table provides a reconciliation of net earnings to adjusted net earnings:

Select Non-GAAP Financial Information	Three months ended June 30,
($000s, except per share amounts)	2010	2009
Net earnings available for common stockholders	$69,424	$31,110
After-tax adjustments:
MTM (gain) loss on open economic hedges	$(14,009)	$3,512
MTM (loss) gain recorded in prior accounting period	$(5,697)	$9,147
Loss on extinguishment of preferred stock	$3,295	$-
Adjusted net earnings available for common stockholders	$53,013	$43,769
Reported net earnings per share available for common stockholders	$0.55	$0.25
Adjusted net earnings per share available for common stockholders	$0.42	$0.35

George L. Lindemann, chairman and CEO, said, “I am very pleased with our results for the second quarter.  Our strong, year-over-year growth was largely a result of the Trunkline LNG Company, LLC (“Trunkline LNG”) Infrastructure Enhancement Project being placed in service and the impact of new rates at our Missouri Gas Energy distribution company.  Our regulated business units continue to drive solid performance for our shareholders.”

Eric D. Herschmann, president and COO, added, “We are also pleased to announce that with the recently completed senior note offerings, Florida Gas Transmission Company, LLC (“FGT”) has successfully completed its external financing plans for the Phase VIII expansion project.  Construction of the project is well underway as we work towards a spring 2011 in-service date.”  FGT is a wholly owned subsidiary of Citrus Corp. (“Citrus”), a joint-venture between affiliates of Southern Union Company and El Paso Corporation.

For the six-month period ended June 30, 2010, the company reported net earnings available for common stockholders of $123.7 million ($.99 per share), compared with $75.2 million ($.61 per share) in the prior year.  Adjusted net earnings for the same period were $108.2 million ($.86 per share), compared with $113.4 million ($.91 per share) in the prior year.  The following table provides a reconciliation of net earnings to adjusted net earnings:

Select Non-GAAP Financial Information	Six months ended June 30,
($000s, except per share amounts)	2010	2009
Net earnings available for common stockholders	$123,713	$75,196
After-tax adjustments:
MTM (gain) loss on open economic hedges	$(10,447)	$13,236
MTM (loss) gain recorded in prior accounting period	$(12,581)	$18,319
Loss on extinguishment of preferred stock	$3,295	$-
Provision for hurricane related repair and abandonment costs	$-	$10,091
Environmental insurance settlements	$-	$(3,485)
Change in tax treatment for Medicare Part D subsidies	$4,216	$-
Adjusted net earnings available for common stockholders	$108,196	$113,357
Reported net earnings per share available for common stockholders	$0.99	$0.61
Adjusted net earnings per share available for common stockholders	$0.86	$0.91

2Q 2010 Segment Results

•
Southern Union’s transportation and storage segment posted EBIT of $111.2 million, compared with EBIT of $97.9 million in the prior year.   The increase was primarily attributable to higher operating revenues at Trunkline LNG, a subsidiary of Panhandle Eastern Pipe Line Company, LP, and higher contributions from the company’s unconsolidated investment in Citrus, largely due to higher equity AFUDC resulting from the FGT Phase VIII expansion project.

•
The gathering and processing segment reported adjusted EBIT of $9.1 million, compared with adjusted EBIT of $18.7 million in the prior year primarily due to lower realized natural gas and natural gas liquids prices.  Total processed volumes were 436,178 MMBtu/d in the 2010 period compared with 407,777 MMBtu/d in 2009.  Equity volumes, which the company primarily receives through its percentage of proceeds contracts with producers, averaged 37,000 MMBtu/d of natural gas liquids equivalents and 17,000 MMBtu/d of natural gas.

•
The company’s distribution segment posted EBIT of $6.9 million compared to a loss before interest and taxes of $291,000 in the prior year.  The increase was largely due to higher net operating revenue, primarily a result of new rates that went into effect on February 28, 2010.

•
Interest expense was $55.4 million in the quarter compared with $48.4 million in the prior year.  Interest expense increased primarily due to the impact of lower capitalized interest costs due to lower outstanding capital project balances.

•
Income taxes were $28.6 million in the current quarter compared with $13.8 million in the prior year.  The increase was primarily due to higher pre-tax earnings.  The effective income tax rate is expected to average approximately 31% for the 2010 fiscal year.

2010 Earnings Guidance

Southern Union reaffirms its expected 2010 net earnings guidance of $1.92 to $2.12 per share (GAAP basis) and adjusted net earnings of $1.75 to $1.95 per share.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its first quarter 2010 results in its quarterly report on Form 10-Q expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 9:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 866-543-6407 (international callers dial 617-213-8898) and enter the passcode 90018846.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 71830228.  The webcast may be accessed online through the Investor’s section of the company’s web site at www.sug.com.

Non-GAAP Financial Measures

The company uses adjusted net earnings (per share), adjusted net operating revenues, and earnings before interest and taxes (“EBIT”), or adjusted EBIT, as appropriate, as its primary measures of evaluating financial performance.  The company also believes these measures present its financial performance in a manner that is more consistent with the presentation used by the investment community in its evaluation of the company’s financial performance.  Adjusted net earnings (per share), adjusted net operating revenues, EBIT and adjusted EBIT are non-GAAP measures and should be used in conjunction with net earnings and other financial measures such as operating income or net cash flows provided by operating activities.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Cautionary Statements

This news release includes forward-looking statements and projections.  The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.  Important factors that could cause actual results to differ materially from the projections, anticipated results or other expectations herein are enumerated in Southern Union’s Securities and Exchange Commission filings.  While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth financial information for the company for the three and six months ended June 30, 2010 and 2009.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)

Operating revenues	$573,096	$453,025	$1,332,090	$1,136,888

Operating expenses:
Cost of gas and other energy	246,626	191,917	685,635	571,979
Operating, maintenance and general	118,723	116,539	232,608	245,216
Depreciation and amortization	57,559	53,360	112,753	105,830
Revenue-related taxes	4,806	4,816	21,848	22,022
Taxes, other than on income and revenues	13,638	13,739	28,224	27,480
Total operating expenses	441,352	380,371	1,081,068	972,527

Operating income	131,744	72,654	251,022	164,361

Other income (expenses):
Interest expense	(55,436)	(48,365)	(106,312)	(96,735)
Earnings from unconsolidated investments	27,542	22,694	46,120	39,267
Other, net	(352)	132	(63)	6,094
Total other income (expenses), net	(28,246)	(25,539)	(60,255)	(51,374)

Earnings before income taxes	103,498	47,115	190,767	112,987

Federal and state income tax expense	28,609	13,835	59,418	33,450

Net earnings	74,889	33,280	131,349	79,537

Preferred stock dividends	(2,170)	(2,170)	(4,341)	(4,341)
Loss on extinguishment of preferred stock	(3,295)	-	(3,295)	-

Net earnings available for common stockholders	$69,424	$31,110	$123,713	$75,196

Net earnings available for common stockholders per share:
Basic	$0.56	$0.25	$0.99	$0.61
Diluted	0.55	0.25	0.99	0.61

Dividends declared on common stock per share	$0.15	$0.15	$0.30	$0.30

Weighted average shares outstanding
Basic	124,474	124,047	124,445	124,046
Diluted	125,244	124,274	125,202	124,123

Select Financial Information Continued

The following table sets forth certain selected financial information for the company for the periods presented.

	June 30,	December 31,
	2010	2009
	(In thousands of dollars)
Total assets	$7,989,115	$8,075,074

Long term debt	$3,421,079	$3,421,236
Short term debt and notes payable	271,975	220,500
Preferred stock	-	115,000
Common equity	2,466,908	2,354,946
Total capitalization	$6,159,962	$6,111,682

	Six Months Ended June 30,
	2010	2009
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$242,492	$381,825
Changes in working capital	(16,663)	171,767
Net cash flow provided by operating activities
before changes in working capital	259,155	210,058
Net cash flow used in investing activities	(129,020)	(230,371)
Net cash flow provided by financing activities	(121,429)	(140,540)
Change in cash and cash equivalents	$(7,957)	$10,914

Select Non-GAAP Financial Information

The following table sets forth certain selected financial information for the company’s segments for the periods presented.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands)
Revenues from external customers:
Transportation and Storage	$187,090	$172,615	$373,765	$364,910
Gathering and Processing	282,707	175,084	543,567	343,389
Distribution	99,711	104,532	407,972	426,556
Total segment operating revenues	569,508	452,231	1,325,304	1,134,855
Corporate and other activities	3,588	794	6,786	2,033
Total consolidated revenues from external
customers	$573,096	$453,025	$1,332,090	$1,136,888

Depreciation and amortization:
Transportation and Storage	$30,896	$28,483	$60,073	$56,346
Gathering and Processing	17,971	16,543	35,291	32,956
Distribution	7,967	7,808	15,923	15,479
Total segment depreciation and amortization	56,834	52,834	111,287	104,781
Corporate and other activities	725	526	1,466	1,049
Total depreciation and amortization expense	$57,559	$53,360	$112,753	$105,830

Segment performance:
Transportation and Storage EBIT	$111,246	$97,922	$213,671	$191,144
Gathering and Processing EBIT	40,526	(1,523)	47,081	(12,956)
Distribution EBIT	6,865	(291)	35,710	31,347
Total segment EBIT	158,637	96,108	296,462	209,535
Corporate and other activities	297	(628)	617	187
Interest expense	55,436	48,365	106,312	96,735
Federal and state income tax expense	28,609	13,835	59,418	33,450
Net earnings	74,889	33,280	131,349	79,537
Preferred stock dividends	2,170	2,170	4,341	4,341
Loss on extinguishment of preferred stock	3,295	-	3,295	-
Net earnings available for common stockholders	$69,424	$31,110	$123,713	$75,196

The company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the company’s consolidated subsidiaries and unconsolidated investments.  The company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings, such as extraordinary items, discontinued operations and the impact of changes in accounting principles; (ii) income taxes; (iii) interest; (iv) dividends on preferred stock; and (v) loss on extinguishment of preferred stock.

Select Non-GAAP Financial Information

The following tables set forth a reconciliation of EBIT to adjusted EBIT (a non-GAAP measure) for the company and select business segments for the three months ended June 30, 2010 and 2009.

	Three Months Ended June 30,
	2010	2009
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$158,934	$95,480
Adjustments:
Mark-to-market (gain) loss on open economic hedges	(22,319)	5,605
Mark-to-market (loss) gain recognized in prior periods	(9,076)	14,598
Adjusted EBIT	$127,539	$115,683

Gathering & processing segment:
Reported EBIT	$40,526	$(1,523)
Adjustments:
Mark-to-market (gain) loss on open economic hedges	(22,319)	5,605
Mark-to-market (loss) gain recognized in prior periods	(9,076)	14,598
Adjusted EBIT	$9,131	$18,680